Bank of South Carolina Corporation Declares Dividend and Files $10 Million Shelf Registration

CHARLESTON, S.C., June 23, 2011 /PRNewswire/ -- The Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a $.10 per share quarterly dividend payable July 29, 2011 to shareholders of record as of July 8, 2011. Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, stated, "We are pleased to be able to share the success of the Company with our shareholders through our quarterly dividends."

Bank of South Carolina Corporation announced today that it has filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 providing for the offer and sale from time to time over a three year period, in one or more public offerings, up to $10 million in common stock or debt securities. Specific terms and prices will be determined at the time of each offering under a separate prospectus supplement, which will be filed with the SEC at the time of the offering. The registration statement is subject to review by the SEC. The filing of the shelf registration does not require the Company to issue securities. "Although we have no current commitments to sell additional stock or securities, the shelf registration will provide the Company with a source of additional capital and additional flexibility to move quickly should the right opportunity for expansion become available," said Mr. Lane.

The registration statement has been filed with the SEC, but has not yet become effective. Any offers, solicitations of offers to buy, or sales of these securities will only be made once the shelf registration statement has been declared effective by the SEC, including any prospectuses and prospectus supplements. These securities may not be sold, nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release is not an offer to sell the securities covered by the shelf registration statement and it is not soliciting an offer to buy those securities in any state where the offer or sale is not permitted.

The Company has recently received recognition for its outstanding performance from three different organizations: US Banker, Seifried & Brew, and Fiserv.

The Bank of South Carolina, for the third year in a row, was named one of the Top 200 Community Banks in the United States by US Banker magazine in its June 2011 edition. This ranking is compiled using data from SNL Financial and is based on the three-year return on average equity of banks and thrifts with less than $2 billion of assets at December 31, 2010. The Bank, ranked #103, was the only South Carolina bank on the list.

The Bank of South Carolina was one of three South Carolina banks ranked in the top 15th Percentile of Community Banks nationwide by Seifried & Brew in their Total Risk/Return Composite Ranking Report. The composite ranking combines two main components: risk and reward. For the risk component, Seifried & Brew analyses each bank's earnings at risk, credit risk, liquidity risk, capital risk, national economic risk and state economic risk. For the reward component, they look at each bank's return on average assets and return on average equity. Banks ranking in the top 15th percentile were recognized as the "epitome of optimization of balancing risk and reward."

Bank of South Carolina Corporation was named by Fiserv as a recipient of the 2011 Proven Performers Award recognizing outstanding sustained performance over the past five years ending December 31, 2010. Only 167 institutions nationwide qualified as a 2011 Proven Performer. Fiserv noted, "You are to be commended for your bank's ongoing success in managing profitability, growth and risk during an unprecedented period for the banking industry."

Mr. Lane stated, "We were pleased to receive this recognition and are especially proud to be able to sustain this level of performance over time and in this challenging economy."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500